EXHIBIT INDEX


EXHIBIT A:
  Attachment to item 77B: Accountants report on internal control

EXHIBIT B:
  Attachment to item 77I: Terms of New or Amended Securities

EXHIBIT C:
  Attachment to item 77M: Mergers

EXHIBIT D:
  Attachment to item 77Q1: Exhibits

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EXHIBIT A:

To the Board of Trustees of
Provident Institutional Funds

In planning and performing our audit of the financial statements and financial highlights of New York Money Fund, a Portfolio of Provident Institutional Funds (the "Fund") for the year ended July 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing an opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of July 31, 1999.

This report is intended solely for the information and use of management, the Board of Trustees, and the Securities and Exchange Commission.

PricewaterhouseCoopers LLP
August 27, 1999



EXHIBIT B:

SUB-ITEM 77I  Terms of New or Amended Securities

		Registrant has issued the following new classes of shares: Administration Shares, Cash Reserve Shares and Cash Management Shares of TempFund, T-Fund, MuniFund and California Money Fund and Plus Shares of TempFund and MuniFund, which are described in Registrants PEA 61, filed with the SEC on February 2, 1999, incorporated by reference herein.



EXHIBIT C:

SUB-ITEM 77M:  MERGERS

		a) Provident Institutional Funds ("PIF" or the "Trust") was organized as a Delaware business trust on October 21, 1998.
It is the successor  to the following five investment companies:
(1) Temporary Investment Fund, Inc. ("Temp"), (2) Trust for
Federal Securities ("Fed"), (3) Municipal Fund for Temporary
Investment ("Muni"); (4) Municipal Fund for California Investors,
Inc. ("Cal Muni") and (5) Municipal Fund for New York Investors,
Inc. ("NY Muni") (each a "Predecessor Company", collectively the
"Predecessor Companies"). The Predecessor Companies were comprised of the following portfolios (each, a "Fund" or "Predecessor Fund", collectively, the "Funds" or "Predecessor
Funds"):  Temp - TempFund and TempCash; Fed - FedFund, T-Fund,
Federal Trust Fund and Treasury Trust Fund; Muni - MuniFund and
MuniCash; Cal Muni - California Money Fund; and NY Muni - New
York Money Fund.  PIF has succeeded to Temp's File Nos 2-
47015/811-2354.

		b) Special Shareholder Meetings for each of the Predecessor Companies were held on February 9, 1999.
Shareholders of each Portfolio of each Predecessor Company voted to approve Agreements and Plans of Reorganization pursuant to which each Portfolio was reorganized as a separate series of PIF.
 On February 10, 1999, each of the Predecessor Funds was reorganized into a separate series of PIF. The circumstances and details of the reorganization are included in the definitive proxy statements for Temporary Investment Fund, Inc., Nos 2-47015/811-2354, Trust for Federal Securities, Nos 2-53808/811-2573, Municipal Fund of Temporary Investment, Nos 2-64358/811-2919, Municipal Fund for California Investors, Inc. Nos 2-79510/811-3574 and Municipal Fund for New York Investors, Inc., Nos 2-82278/811-3678, each filed with the SEC on December 11, 1999 and incorporated by reference herein.



EXHIBIT D:

SUB-ITEM 77Q1:  Exhibits

		a) Registrant's Agreement and Declaration of Trust and By-Laws are included in Registrants PEA 61, filed with the SEC on February 2, 1999, incorporated by reference herein.

		e) Registrants new investment advisory contract is included in Registrants PEA 61, filed with the SEC on February 2, 1999, incorporated by reference herein.

		g) The Agreement and Plan of Reorganization are included in the definitive proxy statement for Temporary Investment Fund, Inc., Nos 2-47015/811-2354, Trust for Federal Securities, Nos 2-53808/811-2573, Municipal Fund of Temporary Investment, Nos 2-64358/811-2919, Municipal Fund for California Investors, Inc. Nos 2-79510/811-3574 and Municipal Fund for New York Investors, Inc., Nos 2-82278/811-3678, each, filed with the SEC on December 11, 1999, incorporated by reference herein.